News Release

HOPE BANCORP APPOINTS TECHNOLOGY INTRAPRENEUR MARY (“MIMI”) THIGPEN
TO BOARD OF DIRECTORS

LOS ANGELES - August 2, 2021 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today announced the appointment of Mary E. (“Mimi”) Thigpen to the Board of Directors of the Company and Bank effective August 1, 2021. Ms. Thigpen will serve as a member of the Board Risk Committee and Audit Committee. This appointment increases the membership of the Board of Directors from 10 to 11.

Ms. Thigpen, age 61, is an innovative strategic business executive and consultant with more than 38 years’ experience in the technology and communication industries, including cybersecurity and data management strategies. Most recently, she served as Chief Executive Officer of OpsDataStore, Inc., a real-time analytic and artificial intelligence platform for IT Operations, and North Plains, Inc., a digital asset management software company. Earlier in her career, Ms. Thigpen served as Senior Vice President of Strategy and Innovation for Cox Communications, Inc., Managing Director of BearingPoint, Inc., and Partner for Arthur Andersen Business Consulting. She began her career with the Hewlett-Packard Company, where she led multiple global sales, marketing, and product teams. Recognized for her comprehensive experience spanning strategic planning, operations, product innovation and enterprise risk management, Ms. Thigpen has served in numerous board advisory roles. Currently, she serves on the Board of Directors of Globe Life (NYSE: GL), a holding company specializing in life and supplemental health insurance for “middle income” Americans, and privately held provider of cloud-based enterprise software for planning and execution, AchieveIt. Previously, Ms. Thigpen served on the Board of Directors of Opus Bank, until it was acquired by Pacific Premier Bancorp Inc. (NASDAQ: PPBI) in June 2020. She is an active member of the Atlanta community through numerous professional and civic organizations and as a volunteer board advisor for honorCode and MBL’s Haiti Initiative. Ms. Thigpen earned her B.S. degree in Mathematical Sciences at Clemson University.

“We are very excited to welcome Mimi to our Board of Directors,” said Kevin S. Kim, Chairman, President and Chief Executive Officer of Hope Bancorp, Inc. “In addition to enhancing the overall diversity of our Board, Mimi’s technology and cybersecurity knowledge and experience augment our Board’s oversight ability. She is a recognized intrapreneur with a proven track record of creating long-term value and innovative advantage through new technologies that align with an organization’s strategy and culture. I look forward to her active collaboration and valued contributions.”

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $17.47 billion in total assets as of June 30, 2021. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

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Contacts:

Alex Ko Senior EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

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